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                                                                    Exhibit 10.3


PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION


                              SETTLEMENT AGREEMENT


          SETTLEMENT AGREEMENT between Genicom Corporation, on the one hand, and Atlantic Design Company, Inc. and Ogden Services Corporation, on the other hand, dated July 4, 1998 (the "Agreement").

         The parties agree to settle fully and completely the matters that are the subject of the arbitration proceeding presently pending between the parties relating to the Services Agreement dated as of December 18, 1995, as amended (the "Services Agreement"), and the pricing for the Model #3870 Eagle printer and print ribbon and spares related to the Eagle printer (the "Eagle Printer") that Genicom desires to add to the Products that may be purchased by Genicom under the Services Agreement, on the following terms:

         1. Genicom shall pay ADC $2.1 million, to be paid as follows: $1.0 million by July 9, 1998; $700,000 by July 31, 1998; and $400,000 by August 31,
1998. In the event Genicom fails to pay any of such amounts when due, and fails to cure within three business days of receipt of notice thereof, then ADC may, in addition to its right to enforce Genicom's payment obligations contained in this paragraph, at its
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option, terminate the Services Agreement and, in such event, Genicom, upon ADC's written request, shall comply with and pay the sums referred to in the Reacquisition Conditions.

         2. [The material at this point has been omitted pursuant to a request for confidential treatment and filed separately with the Commission]

         3. [The material at this point has been omitted pursuant to a request for confidential treatment and filed separately with the Commission]

         3. With respect to Genicom initiated ECNs and ECOs implemented by ADC after the date of this Agreement, any incremental cost increases resulting directly therefrom will be passed on to Genicom in the form of price increases on a dollar-for-dollar basis; 75% of any decremental cost decreases resulting directly therefrom will be passed on to Genicom in the form of price decreases, with 25% of any such decremental cost decreases inuring to the benefit of ADC; provided, however, with respect to ECNs, ECOs and ECO-Vs initiated by ADC after the date of this Agreement, 75% of the decremental cost decreases resulting directly therefrom will inure to the benefit of ADC, with 25% of any decremental cost decreases resulting directly therefrom to be passed on to Genicom in the form of price decreases. The implementation date for such ECNs, ECOs and ECO-Vs shall be agreed concurrently with the setting of pricing. There will be no price adjustments for ECNs, ECOs or ECO-Vs implemented prior to the date of this Agreement.

         4. Genicom guarantees that for the twelve months beginning July 1, 1998 (the "Guarantee Period"), Genicom will place purchase orders that obligate ADC


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to expend, to meet Genicom's production requirements, no fewer than the lower of
(1) 696,000 man-hours or (2) 80% of the actual annualized man-hours expended by ADC on Genicom production during the first six months of 1998 (i.e., 80% of the actual hours for the first six months times two) (the "Guaranteed Hours"). If
ADC does not expend the Guaranteed Hours during the Guarantee Period, Genicom shall pay ADC within 30 days of receipt of an invoice an amount equal to the product of Six Dollars per man-hour and the difference between the Guaranteed
Man Hours and actual numbers of man-hours expended by ADC during the Guarantee Period. The Guaranteed Hours will be adjusted for any decline in man-hours over the Guarantee Period caused as a result of any request by ADC to not supply particular products under the Services Agreement.

         5. [The material at this point has been omitted pursuant to a request for confidential treatment and filed separately with the Commission]

         6. Genicom agrees to cooperate in all reasonable ways in any efforts by ADC or Ogden to sell ADC or assets of ADC, including entering into appropriate proprietary and confidentiality provisions in accordance with any reasonable requests of ADC. The foregoing agreement shall not modify any rights of Genicom under Sections 21.04 and 22 of the Services Agreement.

         7. [The material at this point has been omitted pursuant to a request for confidential treatment and filed separately with the Commission]

         8. The parties hereby stipulate to dismiss with prejudice all claims and counterclaims asserted in the pending arbitration, and will take appropriate steps,


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including the filing of a Stipulation of Dismissal, to so notify the Arbitrator.

         9. Within 60 days of the execution of this Agreement, ADC shall invoice Genicom (to the extent it has not already done so) for all product that has been shipped pursuant to Genicom purchase orders prior to the date of the execution of this Agreement. Genicom shall pay all such invoices within 30 days. ADC agrees that it will not invoice Genicom or otherwise seek payment for any products shipped prior to the date of execution of this Agreement if invoices for such products are not rendered within 60 days of execution of this Agreement. Genicom will notify ADC within seven days from receipt of any invoices that it believes are not made pursuant to Genicom purchase orders, and the parties will work together to reconcile any such invoices within 30 days. The provisions of this paragraph are without prejudice to any of Genicom's rights to contest the accuracy of the invoices.

         10. Genicom and ADC shall jointly explore strategic and pricing issues, including the competitiveness of the pricing of products provided to Genicom and the profitability of ADC's Genicom business.

         11. Genicom hereby opts, and ADC hereby approves, that Genicom has exercised its option pursuant to Section 8.03 of the Services Agreement to provide repair services, and be reimbursed for its costs of repair within the meaning of that Section 8.03 of the Services Agreement.

         12. Any disputes arising out of or relating to this Settlement Agreement, including the enforcement thereof, shall be subject to the arbitration provisions of Section 20 of the Services Agreement except that, if he is available, the


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parties agree to Louis Craco, Esq. as the arbitrator. Any arbitration relating to Genicom's payment obligations, and only such obligations, set forth in paragraph 1 of this Agreement shall be held no later than 15 days after the initiation of such arbitration and without any discovery being taken.

         13. The provisions of this Agreement shall be considered amendments to the Services Agreement. In all other respects, the Services Agreement remains in effect. Capitalized terms used herein which are not defined herein shall have the meaning assigned to such terms in the Services Agreement. In the event of an inconsistency between the provisions of the Services Agreement and this Agreement, this Agreement shall control.

         14. This Agreement may be executed by facsimile signature, in several counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                                            ATLANTIC DESIGN COMPANY, INC.

                                            By:\s\ Philip G. Husby
                                               Name: Philip G. Husby
                                               Title: Vice President


                                            GENICOM CORPORATION
                                            By: \s\ H.L. McIlroy
                                                Name: Harold L. McIlroy
                                                Title: Chief Operating Officer
                                                       Document Solutions

                                            GUARANTOR:

                                            OGDEN SERVICES CORPORATION
                                            By: \s\ Philip G. Husby
                                               Name: Philip G. Husby
                                               Title:  Vice President


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